                  AGREEMENT AND PLAN OF REORGANIZATION

                             by and among

                    ANTARES RESOURCES CORPORATION
                       a New York corporation


                                and


                   UNITED KINA BREWING GROUP, LTD.
                       a Bermuda corporation







                   effective as of September 30, 1996


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               AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, made and entered into this 30th day of September 1996, by and between ANTARES RESOURCES CORPORATION, a New York corporation with its principal place of business located at 2345 Friendly Road, Fernandina Beach, Florida 32034 ("ARC") and UNITED KINA BREWING GROUP, LTD., a Bermuda corporation with its principal place of business located at 21st Floor, Central Plaza, Wanchai, Hong Kong ("Kina"), who hereby agree as follow:

                               Premises

     A. This Agreement provides for the reorganization of Kina with and into ARC, with Kina becoming a wholly-owned subsidiary of ARC, and in connection therewith, the exchange of the outstanding common stock of Kina into shares of common voting stock of ARC, all for the purpose of effecting a tax-free reorganization pursuant to sections 354 and 368(a) of the Internal Revenue Code of 1986, as amended.

     B. The boards of directors of Kina and ARC have determined, subject to the terms and conditions set forth in this Agreement, that the exchange contemplated hereby, as a result of which Kina would become a wholly owned subsidiary of ARC is desirable and in the best interests of their stockholders. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed exchange.

                               Agreement

     NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                              ARTICLE  I

          REPRESENTATIONS, COVENANTS AND WARRANTIES OF KINA

     As an inducement to and to obtain the reliance of ARC, Kina represents and warrants as follows:

     Section 1.1 Organization. Kina is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and

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orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Kina Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Kina as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Kina's articles of incorporation or bylaws. Kina has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 1.2 Capitalization. The authorized capitalization of Kina consists of 1,200,000 Common Shares, $0.01 par value per share (the "Kina Common Shares"). As of the date of this Agreement, all of the authorized common shares are issued and outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Kina has no other securities, warrants or options authorized or issued.

     Section 1.3 Subsidiaries and Predecessor Corporations. Except as otherwise set forth in the Kina Schedules, Kina does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation. For purposes herein, all references to Kina shall include Kina and all of its subsidiaries.

     Section 1.4 Financial Statements. Included in the Kina Schedules are draft unaudited financial statement prepared by Deloitte Touche in accordance with international accounting standards (IAS) for the three (3) years ended December 31, 1995 and interim unaudited financial statements prepared by Kina for the period ended June 30, 1996. Relevant thereto:

     (a) the Kina balance sheet presents fairly as of its date the financial condition of Kina. Kina does not have, as of the date of such balance sheet, except as noted and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto and all assets reflected therein are properly reported and present fairly the value of the assets of Kina, in accordance with international accounting principles;

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     (b) Kina has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

     (c) Kina has filed all state, federal and local income tax returns required to be filed by it from inception to the date hereof, if any;

     (d) The books and records, financial and others, of Kina are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

     (e) except as and to the extent disclosed in the most recent Kina balance sheet and the Kina Schedules, Kina has no material contingent liabilities, direct or indirect, matured or unmatured.

     Section 1.5 Information. The information concerning Kina set forth in this Agreement and in the Kina Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 1.6 Options and Warrants. There are no existing options, warrants, calls or commitments of any character to which Kina is a party and by which it is bound.

     Section 1.7 Absence of Certain Changes or Events. Except as set forth in this Agreement, the Kina Schedules, or as otherwise disclosed to ARC, since June 30, 1996:

     (a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of Kina; or (ii) any damage, destruction or loss to Kina (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Kina;

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     (b)  Kina has not: (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed or agreed to purchase or redeem any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Kina; (iv) made any material change in its method of management, operation or accounting other than in its ordinary course of business; (v) entered into any other material transaction; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for, or with its officers, directors or employees.

     (c) Kina has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Kina balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except assets, properties or rights not used or useful in its business which, in the aggregate have a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of Kina; or (vi) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, including debentures (whether authorized and unissued or held as treasury stock); and

     (d) to the best knowledge of Kina, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Kina.

     Section 1.8 Title and Related Matters. Except as provided herein or in the Kina Schedules, Kina has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal including technical information, copyrights, trademarks, service marks and tradenames (collectively, the "Assets") which are reflected in the most recent Kina unaudited balance sheet and the Kina Schedules or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances except: (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Kina Schedules. Except as set forth in the Kina Schedules, Kina owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Kina's business. Except as set forth in the Kina Schedules, no third party has any right to, and Kina has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Kina or any material portion of its properties, assets or rights.

     Section 1.9 Litigation and Proceedings. To the best of Kina's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against Kina or affecting Kina or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Kina. Kina does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.10  Contracts.

     (a) Except as included or described in the Kina Schedules, there are no material contracts, agreements, franchises, license agreements or other commitments to which Kina is a party or by which it or any of its assets, products, technology or properties are bound;

     (b) Except as included or described in the Kina Schedules or reflected in the most recent Kina balance sheet, Kina is not a party to any oral or written: (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which Kina is a primary obligor, for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (v) consulting or other similar contracts with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreements; (vii) agreement with any present or former officer or director of Kina; or (viii) contract, agreement or other commitment involving payments by it of more than $10,000 in the aggregate; and

     (c) To Kina's knowledge, all contracts, agreements, franchises, license agreements and other commitments to which Kina is a party or by which its properties are bound and which are material to the operations of Kina taken as a whole, are valid and enforceable by Kina in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     Section 1.11 Material Contract Defaults. Except as set forth in the Kina Schedules, to the best of Kina's knowledge and belief, Kina is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Kina, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Kina has not taken adequate steps to prevent such a default from occurring.

     Section 1.12 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Kina is a party or to which any of its properties or operations are subject.

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     Section 1.13  Governmental Authorizations.  To the best of Kina's knowledge and except as provided herein or in the Kina Schedules, Kina has all licenses, franchises, permits or other governmental authoriza-tions legally required to enable Kina to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Kina of this Agreement and the consummation by Kina of the transactions contemplated hereby.

     Section 1.14 Compliance With Laws and Regulations. To the best of Kina's knowledge, except as disclosed in the Kina Schedules, Kina has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Kina or would not result in Kina's incurring any material liability.

     Section 1.15 Insurance. All of the insurable properties of Kina are insured for Kina's benefit in accordance with the insurance policies disclosed in the Kina Schedules under valid and enforceable policies issued by insurers of recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding and in full force at the Closing Date.

     Section 1.16 Approval of Agreement. The board of directors of Kina has authorized the execution and delivery of this Agreement by Kina, has approved the transactions contemplated hereby and approved the submission of this Agreement and the transactions contemplated hereby to the stockholders of Kina for their unanimous approval, which approval has been provided.

     Section 1.17 Material Transactions or Affiliations. Except as disclosed herein and in the Kina Schedules, there exists no material contract, agreement or arrangement between Kina and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Kina to own beneficially, ten percent (10%) or more of the issued and outstanding Kina Common Shares and which is to be performed in whole or in part after the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services or in kind, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Kina than terms available from otherwise unrelated parties in arms length transactions. There are no commitments by Kina, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

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     Section 1.18  Labor Relations.  Kina has never had a work
stoppage resulting from labor problems. To the best knowledge of Kina, no union or other collective bargaining organization is organizing or attempting to organize any employee of Kina.

     Section 1.19 Previous Sales of Securities. Since inception, Kina has issued Kina Common Shares in reliance upon applicable exemptions from the registration requirements under the laws of the jurisdiction of Bermuda. All such sales (the "Sales") were made in accordance with the laws of Bermuda and no sales were made to any resident of the United States.

     Section 1.20 Kina Schedules. Upon execution hereof, Kina will deliver to ARC the following schedules, which are collectively eferred to as the "Kina Schedules" and which consist of separate schedules dated as of the date of this Agreement and instruments and data as of such date, all certified by the chief executive officer of Kina as complete, true and correct in all material respects:

     (a) copies of the articles of incorporation, bylaws and all minutes of shareholders' and directors' meetings of Kina;

     (b)  the financial statements of Kina referenced hereinabove in
Section 1.4;

     (c) a list indicating the name and address of the stockholders of Kina, together with the number of shares owned by them;

     (d) the Kina Information Statement which includes, among other matters, information concerning all of Kina's material licenses, permits and other governmental authorizations, requests or applications therefor, pursuant to which Kina carries on or proposes to carry on its business (except those which in the aggregate, are immaterial to the present or proposed business of Kina), as well as a description of any material adverse change in the business operations, property, inventory, assets or condition of Kina since the most recent Kina balance sheet required to be provided pursuant to Section 1.7; and

     Kina shall cause the Kina Schedules and the instruments and data delivered to ARC hereunder to be updated after the date hereof up to and including the Closing Date, as hereinafter defined.

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                             ARTICLE II

         REPRESENTATIONS, COVENANTS AND WARRANTIES OF ARC

     As an inducement to, and to obtain the reliance of Kina, ARC represents and warrants as follows:

     Section 2.1 Organization. ARC is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the ARC Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, amended articles of incorporation (collectively, hereinafter referred to as the "articles of incorporation") and bylaws of ARC as in effect on the date hereof.
The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of ARC's articles of incorporation or bylaws. ARC has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement. ARC has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to consummate the transactions herein contemplate.

     Section 2.2 Capitalization. The authorized capitalization of ARC consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. Simultaneous with the Closing of this Agreement, the Board of Directors of ARC shall authorize and approve undertake a reverse split of the ARC issued and outstanding Common Stock, whereby 1 share of Common Stock shall be issued in exchange for every 10 shares of Common Stock presently issued and outstanding, which reverse split shall have an effective date of September 30, 1996. As a result and on Closing Date, as defined herein, there will be no more than 2,500,000 common shares issued and outstanding and reserved for issuance (including shares reserved for issuance applicable to issued and outstanding Common Stock Purchase Warrants) (the "ARC Common Shares"), except that said number of ARC Common Shares may be increased by no more than 5% and 126,000 shares of Series B Convertible Preferred Stock issued and outstanding (the "ARC Preferred Shares"), convertible upon receipt by ARC of notice of the same into an aggregate 25,200 shares of common stock (post reverse split), held by the then existing securities holders of ARC. All issued and outstanding ARC Common Shares and Preferred Shares have been legally issued, fully paid and are nonassessable.

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     In addition, ARC has adopted three (3) separate Stock Plans (the
"ARC Stock Plans"), copies of which have been provided to Kina. At the Closing Date, ARC shall have outstanding an aggregate of 15,500 stock options issued pursuant to said Plans, exercisable to purchase an aggregate 15,500 shares of ARC Common Stock. The applicable exercise price of each of these options is included on Schedule 2.2 herein.

     Section 2.3 Subsidiaries. ARC has three (3) wholly owned subsidiaries, including Empire Energy, Inc., Southern Trailer Manufacturing, Inc. and Cherokee Sun Corp. Simultaneous with the transaction proposed herein, ARC shall undertake all action necessary in order to sell or otherwise assign all of the capital stock of these subsidiaries. ARC does not own, beneficially or of record, any other corporation. At the Closing, other than as disclosed herein, ARC shall own no securities or have any interest in any corporation, partnership, or other form of business organization, including its current subsidiaries.

     Section 2.4  Financial Statements.

     (a) Included in the ARC Schedules are the audited consolidated balance sheet of ARC for the years ended September 30, 1995 and 1994 and the unaudited financial statements for the nine month period ended June 30, 1996 and the related statements of operations, stockholders' equity and cash flows for the years and nine month period then ended, which are included in the schedules identified in Section 2.20(c).

     (b) All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The ARC balance sheets presents fairly as of their respective dates the financial condition of ARC. ARC did not have as of the date of any of such ARC balance sheets, any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of ARC, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and changes in financial position reflect fairly the information required to be set forth therein by generally accepted accounting principles;

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     (c)  The books and records, financial and others, of ARC are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

     (d) ARC has no liabilities with respect to the payment of any federal, state, county, local or other taxes, current or accrued
(including any deficiencies, interest or penalties);

     (e) As of the Closing Date, as defined herein the ARC balance sheet and the notes thereto, shall reflect that ARC has: (i) no receivables; (ii) no accounts payable; (iii) except as stated herein or in the ARC Schedules, no liabilities, whether absolute, accrued, known or unknown, contingent or otherwise, whether due or to become due, including, without limitation, liabilities as guarantor under any guaranty or other governmental charges; (iv) 400,000 shares of Preferred Stock of JJFN Services, Inc.; and (v) $100,000 in cash;

     (f) ARC is party to certain equipment and automobile leases, as well as guarantor of a certain office lease and mortgages applicable to the purchase of automobiles. ARC represents that it has requested releases from the applicable lessors. At Closing, these leases and mortgages shall be assigned to and assumed by those existing ARC subsidiary companies. As part of the material terms of this Agreement, the interest in and to the stock of these subsidiaries is to be disposed of in accordance with Section 2.3 herein. In the event a release of ARC from each applicable lease and mortgage is not obtained, each applicable subsidiary company and appropriate current officers and "inside" directors of ARC shall provide ARC with an indemnification and hold harmless agreement relevant to the leases and mortgage obligations referenced herein.

                               11

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     Section 2.5  Information.  The information concerning ARC as set forth in this Agreement and in the ARC Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 2.6 Absence of Certain Changes or Events. Except as described herein or in the ARC Schedules, since June 30, 1996:

     (a) ARC has not: (i) amended its articles of incorporation or bylaws; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of ARC; (iii) made any material change in its method of management, operation or accounting; or (iv) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (b) Except as disclosed to Kina or as included in the ARC Schedules, ARC has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been cancelled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

     (c) to the best knowledge of ARC, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of ARC.

     (d) in the event ARC is bound by or otherwise liable for any contract, lease or other agreement or any other liability at the date of Closing, ARC's existing "inside" officers and directors shall execute and deliver a binding Indemnification and Hold Harmless Agreement at Closing relevant to such obligations.

     Section 2.7 Title and Related Matters. As of the Closing Date, ARC will own no real, personal or intangible property, other than as disclosed herein.

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     Section 2.8  Litigation and Proceedings.  There are no actions, suits or proceedings pending or, to the best of ARC's knowledge and belief, threatened by or against or affecting ARC, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of ARC. ARC does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 2.9 Contracts. On the Closing Date and other than as disclosed herein in Schedule 2.9 or otherwise:

     (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which ARC is a party or by which it or any of its properties are bound;

     (b) ARC is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as ARC can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of ARC; and

     (c) ARC is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of ARC; or
(viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

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     Section 2.10  No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which ARC is a party or to which any of its properties or operations are subject.

     Section 2.11 Material Contract Defaults. To the best of ARC's knowledge and belief, ARC is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of ARC, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which ARC has not taken adequate steps to prevent such a default from occurring.

     Section 2.12 Governmental Authorizations. To the best of ARC's knowledge, ARC has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by ARC of the transactions contemplated hereby.

     Section 2.13 Compliance With Laws and Regulations. To the best of ARC's knowledge and belief, ARC has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of ARC or would not result in ARC's incurring any material liability.

     Section 2.14 Insurance. ARC has no insurable properties and no insurance policies will be in effect at the Closing Date, as hereinafter defined.

     Section 2.15 Approval of Agreement. The board of directors of ARC has authorized the execution and delivery of this Agreement by ARC and has approved the transactions contemplated hereby. The approval of this Agreement by ARC's shareholders is not required.

     Section 2.16 Material Transactions or Affiliations. Except as stated herein or in the ARC Schedules, as of the Closing Date there will exist no material contract, agreement or arrangement between ARC and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by ARC to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of ARC and which is to be performed in whole or in part after the date hereof. ARC has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

     Section 2.17 Labor Relations. ARC has never had a work stoppage resulting from labor problems. ARC has no employees other than its officers and directors.

     Section 2.18 Taxes. (a) ARC has timely filed (within the applicable extension periods) with the appropriate governmental agencies all governmental tax returns, information returns, tax reports and declarations which are monetary liabilities. All governmental tax returns, information returns, tax reports and declarations filed by ARC for years for which the statute of limitations has not run (the "Tax Returns") are correct in all material respects. ARC has timely paid (or has collected and paid over in the case of sales, use or similar taxes) all taxes, additions to tax, penalties, interest, assessments, deposits, and other governmental charges imposed by law upon it or any of its properties, tangible or intangible assets, income, receipts, payrolls, transactions, capital, net worth and franchises, or upon the sale, use or delivery of any item sold by the Company, other than as may be disclosed in the Schedule of Taxes. Except as set forth in the Schedule of Taxes, no tax returns have been examined by the Internal Revenue Service or any other governmental authority. Except as may be disclosed in the Schedule of Taxes or in any document delivered to ARC therewith, ARC (i) is not currently being audited with respect to any tax, assessment or other governmental charge; (ii) has not received formal or informal notice from any governmental agency that an audit or investigation with respect to any tax, assessment or other governmental charge is to be initiated; (iii) is not formally or informally discussing material pending ruling requests or other material tax or assessment issues with the Internal Revenue Service or any other governmental taxing authority in connection with any matter concerning any member of ARC's group; or (iv) has not been formally or informally notified of any potential tax or assessment issue which the Internal Revenue Service or any other governmental taxing authority intends to raise in connection with any matter concerning any member of ARC's group. Except (i) as may be disclosed in the Schedule of Taxes, or (ii) in connection with any pending audit or investigation, ARC has not granted or proposed any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, or any offer in compromise of any governmental tax. The accruals and reserves for taxes reflected in the financial statements are adequate to cover substantially all taxes (including additions to tax, interest, penalties, and other charges or assessments, if any) which become due and payable or accruable by reason of the business conducted by ARC through the Closing Date herein. ARC is not now or has it ever been a corporation which meets the tests of Section 542(b)(2) of the Internal Revenue Code. ARC has not participated in, or is required to participate in, for any period prior to the date of this Agreement the filing of any consolidated tax return other than (i) as set forth in the Schedule of Taxes, or (ii) as a member of an affiliated group of which ARC is the common parent.

     (b) Management of ARC hereby represents and confirms that Empire Energy, Inc., a wholly owned subsidiary of ARC, is presently engaged in an IRS audit. Relevant thereto, any tax liabilites which may be deemed to be due and owing by Empire shall remain an obligation of Empire subsequent to the Closing Date herein. To the best knowledge of present management of ARC, this audit does not involve any matter applicable to ARC.


     Section 2.19 Reporting Act Documents. Except as set forth in ARC's Schedules, ARC has, in all reporting act documents, complied in all material respects with the reporting and proxy requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The information contained in each reporting act document of ARC is true and correct in all material respects as of the date thereof, and no reporting act document contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the date thereof. To the best knowledge of current management of ARC, there is no outstanding negative matters which are outstanding concerning Exchange Act reports filed by ARC prior to the Closing hereof or with the Nasdaq.

     Section 2.20 ARC Schedules. Upon execution hereof, ARC shall deliver to Kina the following schedules, which are collectively referred to as the "ARC Schedules" which are dated the date of this Agreement, all certified by an officer of ARC to be complete, true and accurate:

     (a) complete and correct copies of the articles of incorporation and bylaws of ARC as in effect as of the date of this Agreement;

     (b)  copies of all financial statements of ARC identified in
Section 2.4(a);

     (c) the description of any material adverse change in the business, operations, property, assets, or condition of ARC since June 30, 1996 required to be provided pursuant to Section 2.6; and

     (d)  any other information deemed relevant by ARC.

     ARC shall cause the ARC Schedules and the instruments to be delivered to Kina hereunder to be updated after the date hereof up to and including the Closing Date.


                             ARTICLE  III

                          EXCHANGE PROCEDURE

     Section 3.1 Delivery of Kina Securities. On the Closing Date, the holders of the Kina Common Shares shall deliver to ARC (i) certificates or other documents evidencing all of the issued and outstanding Kina Common Shares, duly endorsed in blank or with executed stock power attached thereto in transferrable form and (ii) investment letters, the form of which is attached hereto as Exhibit "F".

     Section 3.2 Issuance of ARC Common Shares. (a) In exchange for all of the Kina Common Share tendered pursuant to Section 3.1, ARC shall instruct its Transfer Agent to issue an aggregate of 33,500,000 (post reverse split) "restricted" ARC Common Shares to the Kina shareholders on a pro rata basis.

     (b) No fractional ARC Common Shares shall be issued pursuant to this Section 3.2. In lieu of such fractional shares, all shares to be issued shall be rounded up or down to the nearest whole share.

     (c) The 33,500,000 shares to be issued to the Kina shareholders by ARC (the "Kina Shares") are not being registered under the Securities Act of 1933, as amended (the "Securities Act") on the ground that the offer and sale of Kina Shares are exempt from the registration provisions of Section 5 of the Securities Act pursuant to Regulation S promulgated thereunder for offers and sales of securities that occur outside the United States, and that the Kina Shares may not be offered or sold in any transaction subject to Section 5 of the Securities Act unless registered or an exemption from registration is available for such offer or sale, and that the certificates representing the Kina Shares will bear a legend to that effect, substantially in the form set forth in Schedule 3.2, as follows:

"TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS PROHIBITED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE ACT AND MAY NOT BE OFFERED OR SOLD IN ANY TRANSACTION SUBJECT TO REGISTRATION REQUIREMENTS OF THE ACT UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE ACT OF AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

     Section 3.3  Undertakings.

     (a) Upon execution hereof or as soon thereafter as practical, management of ARC and Kina shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

     (b) Kina hereby undertakes and provides assurances to ARC that it will file a current report on Form 8-K within 15 days of the Closing in compliance with the Exchange Act, with the audited financial statements of Kina and the pro forma statements required by the Exchange Act and by Regulation S-K by amendment of the Form 8-K within the time parameters established by the Exchange Act, and will otherwise comply with the reporting requirements of the Exchange Act and all material requirements of NASDAQ following the Closing. Additionally, Kina shall cause to be issued a press release within 48 hours after the Closing advising of such Closing. Kina and its officers and directors hereby indemnify and hold harmless ARC's present officers and directors from any and all liabilities which may arise out of Kina's failure to comply with the undertakings described herein.

     Section 3.4 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be as of the date in which all of the shareholders of Kina have approved the terms of this Agreement ("Closing Date"), all conditions to Closing referenced in
Section 6.6 below and elsewhere in this Agreement have been satisfied or waived by Kina and all documentation referenced herein is delivered to the respective party herein, unless a different date is mutually agreed to in writing by the parties hereto.

     Section 3.5  Termination.

     (a) This Agreement may be terminated by the board of directors of either ARC or Kina at any time prior to the Closing Date if:

     (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

     (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions; or

     (iii) the conditions described in Section 6.6 below have not been satisfied in full; or

     (iv) the Closing does not take place by the close of business on or before September 30, 1996, this Agreement shall be cancelled and void, unless the Closing date is extended by the mutual consent of the parties hereto in writing.

In the event of termination pursuant to this paragraph (a) of this
Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated;

     (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of ARC if Kina shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Kina contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to Kina. If this Agreement is terminated pursuant to this paragraph (b) of this
Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder; and

     (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Kina if ARC shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of ARC contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to ARC. If this Agreement is terminated pursuant to this paragraph (c) of Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

     Section 3.6 Directors of ARC. Upon the Closing, the present members of ARC's Board of Directors shall tender their resignations seriatim so that the following persons are appointed directors of ARC in accordance with procedures set forth in the ARC bylaws: Victoria Lam (who shall be appointed Chairman of the Board of Directors), Flemming With-Seidelin, Jun Lin and Qiangfu He. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation or removal.

     Section 3.7 Officers of ARC. Upon the Closing, the present officers of ARC shall tender their resignations and provide ARC with applicable releases concerning their respective employment agreements. Simultaneous therewith, the following persons shall be elected as officers of ARC in accordance with procedures set forth in the ARC bylaws:

         NAME                   OFFICE
         ----                   ------

     Victoria Lam           Chairman of the Board,
                            Chief Executive Officer, President

     Jun Lin                Secretary

     Section 3.8 Effective Date. The parties hereto hereby agree that the Effective Date of the transaction proposed herein shall be 11:50 P.M. Eastern Time on September 30, 1996, unless the parties agree otherwise, in writing.

                          ARTICLE IV

                       SPECIAL COVENANTS

     Section 4.1 Access to Properties and Records. ARC and Kina will each afford to the officers and authorized representatives of the other full access to the properties, books and records of ARC and Kina, as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of ARC and Kina, as the case may be, as the other shall from time to time prior to Closing reasonably request. In addition, ARC shall provide to Kina subsequent to Closing all information necessary to allow Kina to properly prepare and file all reports required to be filed pursuant to the Exchange Act, including all information concerning ARC's subsidiaries which existed prior to Closing.

     Section 4.2 Information for ARC Public Reports. Kina will furnish ARC with all information concerning Kina and the Kina Stockholders, including all financial statements, required for inclusion in any public report to be filed by ARC pursuant to the Securities Act, the Exchange Act, or any other applicable federal or state law. Kina covenants that all information so furnished to ARC, including the financial statements described in Section 1.4, shall be true and correct in all material respects without omission of any material fact required to make the information stated not misleading. Similarly, ARC will provide all information concerning its history and operations reasonably requested by Kina.

     Section 4.3 Special Covenants and Representations Regarding the ARC Common Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the ARC Common Shares to the stockholders of Kina as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Kina stockholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Kina shall cause to be delivered, and the Kina stockholders shall deliver to ARC, the investment letter referenced in Section 3.1.

     Section 4.4 Third Party Consents. ARC and Kina agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.5  Actions Prior to Closing.

     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the ARC or Kina Schedules or as permitted or contemplated by this Agreement, Kina will each use its best efforts to:

     (i) carry on its business in substantially the same manner as it has heretofore;

     (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

     (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

     (iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

     (v) maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

     (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

     (b) From and after the date of this Agreement until the Closing Date, neither ARC nor Kina will, without the prior consent of the other party:

     (i) except as otherwise specifically set forth herein, make any change in their respective certificates or articles of incorporation or bylaws;

     (ii) declare or pay any dividend on its outstanding shares of capital stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

     (iii) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers;

     (iv) issue any shares of its capital stock except pursuant to an offering or offerings of ARC Common Shares, or conversion of debentures to Common Shares, each at a per share price of at least $3.50;

     (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock; or

     (vi) purchase or redeem any shares of its capital stock, except as disclosed herein.

     Section 4.6  Indemnification.

     (a) Kina hereby agrees to indemnify ARC and each of the officers, agents and directors of ARC as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months; and

     (b) ARC and its officers and directors hereby agree to indemnify Kina and each of the officers, agents, directors and current shareholders of Kina as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities referred to in Section 2.4(b). The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months.

                             ARTICLE V

            CONDITIONS PRECEDENT TO OBLIGATIONS OF ARC

     The obligations of ARC under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.1 Accuracy of Representations. The representations and warranties made by Kina in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Kina shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Kina prior to or at the Closing. ARC shall be furnished with a certificate, signed by a duly authorized officer of Kina and dated the Closing Date, to the foregoing effect.

     Section 5.2 Stockholder Approval. The stockholders of Kina shall have unanimously approved this Agreement and the transactions contemplated thereby as described in Section 4.1.

     Section 5.3 Officer's Certificate. ARC shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Kina to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Kina, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Kina Schedules, by or against Kina which might result in any material adverse change in any of the assets, properties, business or operations of Kina.

     Section 5.4 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Kina.

     Section 5.5 Opinion of Counsel to Kina. ARC shall receive an opinion dated the Closing Date, counsel to Kina, in substantially the following form:

      (a) Kina is a corporation duly organized, validly existing, and in good standing under the laws of Bermuda and has the corporate power to carry on the business set out in its Memorandum of Association outside of Bermuda from a place of business in Bermuda;

     (b) To the best knowledge of such legal counsel, the execution and delivery by Kina of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Kina's articles of incorporation or bylaws or violate any court order, writ, injunction or decree applicable to Kina, or its properties or assets;

     (c) The authorized capitalization of Kina consists of 1,200,000 Common Shares, $0.01 par value per share. As of the Closing Date, all of the authorized common shares will be issued and outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any person. Except as set forth in the Kina Schedules, to the best knowledge of such legal counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Kina to issue any additional shares of any class of its capital stock.

     (d) This Agreement has been duly and validly authorized, executed and delivered by Kina;

     (e) To the best knowledge of such legal counsel, except as set forth in the Kina Schedules, there are no actions, suits or proceedings pending or threatened by or against or affecting Kina or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind;

     (f) Kina has taken all actions required by the applicable laws of Bermuda to permit the transfer of the Kina Common Shares to ARC.

     Section 5.6 Other Items. ARC shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as ARC may reasonably request.

                           ARTICLE VI

          CONDITIONS PRECEDENT TO OBLIGATIONS OF KINA

     The obligations of Kina under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions:

     Section 6.1 Accuracy of Representations. The representations and warranties made by ARC in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and ARC shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by ARC prior to or at the Closing. Kina shall have been furnished with a certificate, signed by a duly authorized executive officer of ARC and dated the Closing Date, to the foregoing effect.

     Section 6.2 Officer's Certificate. Kina shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of ARC to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of ARC, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the ARC Schedules, by or against ARC which might result in any material adverse change in any of the assets, properties, business or operations of ARC.

     Section 6.3 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of ARC.

     Section 6.4 Opinion of Counsel to ARC. Kina shall receive an opinion dated the Closing Date of Andrew I. Telsey, P.C., counsel to ARC, in substantially the following form:

     (a) ARC is a corporation duly organized, validly existing, and in good standing under the laws of the state of New York and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

     (b) To the best knowledge of such legal counsel, the execution and delivery by ARC of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of ARC's articles of incorporation or bylaws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement or other obligation or violate any court order, writ, injunction or decree applicable to ARC or its properties or assets;

     (c) The authorized capitalization of ARC consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of the Closing Date, there will be no more than 2,500,000 (post reverse split) common shares issued and outstanding and reserved for issuance (except that said number of common shares may be increased by no more than 5%) and 126,000 shares of Series B Convertible Preferred Stock issued and outstanding, convertible upon receipt by ARC of notice of the same into an aggregate 25,200 shares of common stock (post reverse split), held by the then existing securities holders of ARC. All issued and outstanding shares are legally issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any person.

     (d) The ARC Common Shares to be issued to the Kina stockholders pursuant to the terms of this Agreement will be, when issued in accor-dance with the terms hereof, legally issued, fully paid and non-assessable;

     (e) This Agreement has been duly and validly authorized, executed, and delivered and constitutes the legal and binding obligation of ARC, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

     (f) To the best knowledge of such counsel, except as set forth in the ARC Schedules, there are no actions, suits or proceedings pending or threatened by or against ARC or affecting ARC's properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind; and

     (g) ARC has taken all actions required by the applicable laws of the state of New York to permit the issuance of the ARC Common Shares to the Kina stockholders.

     Section 6.5 Additional Equity Infusion Into Kina. At the Closing, Kina shall have received at least $5,000,000 in net proceeds from the debt or equity financing under the terms and conditions acceptable to Kina. The proceeds of such financing shall be deposited in the designated escrow account and released to Kina upon the Closing of the transaction contemplated hereby.

     Section 6.6 Compliance with Reporting Requirements. As of the Closing Date, ARC shall be current in, and in compliance with all requirements of, all filings required to be tendered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     Section 6.7 Other Items. Kina shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Kina may reasonably request.

                            ARTICLE VII

                           MISCELLANEOUS

     Section 7.1  Brokers and Finders.  Except as set forth in
Schedule 7.1, each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 7.2 Law. Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, except as the corporate law of Bermuda applies to Kina and as federal law may be applicable.

     Section 7.3 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

       If to ARC:         William W. Perry III
                          2345 Friendly Road
                          Fernandina Beach, FL  32034

       With copies to:    Andrew I. Telsey, Esq.
                          2851 S. Parker Rd., Suite 720
                          Aurora, CO 80014

       If to Kina:        Ms. Victoria Lam
                          United Kina Brewing Group, Ltd.
                          21st Floor, Central Plaza
                          Wanchai, Hong Kong

       With copies to:    Iwona Alami, Esq.
                          30251 Golden Lantern, Suite E
                          Laguna Niguel, CA 92677

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

     Section 7.4 Attorneys' Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

     Section 7.5 Confidentiality. Each party hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

     Section 7.6 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

     Section 7.7 Third Party Beneficiaries. This contract is solely between ARC and Kina and, except for the Kina shareholders or as otherwise specifically provided herein, no director, officer, stock-holder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agree-ment.

     Section 7.8 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

     Section 7.9 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for three years.

     Section 7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

     Section 7.11 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 7.12 Incorporation of Recitals. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

     Section 7.13 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

     Section 7.14 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

     Section 7.15 Benefit. This Agreement shall be binding upon and shall insure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

     Section 7.16 Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

     Section 7.17 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

     Section 7.18 Failure of Conditions; Termination. In the event any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

     Section 7.19 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

     Section 7.20 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each:
(a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

     Section 7.21 Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

                             ANTARES RESOURCES CORPORATION

ATTEST:


                             By:/s/ William W. Perry
--------------------------      ----------------------------
Secretary or                    William W. Perry, President
Assistant Secretary

ATTEST:                      UNITED KINA BREWING GROUP, LTD.


                             By: /s/ Victoria Lam
---------------------------      -----------------------------------
Secretary or                     Victoria Lam, President
Assistant Secretary

                           EXHIBIT "A"
                           -----------

                    LIST OF KINA SHAREHOLDERS
                    -------------------------

                     List of Kina Shareholders


                         # of Kina Shares           # of ARC Shares
Name                      to be Exchanged             to be Issued
----                      ---------------           ---------------

Richland Asia Limited            57,600                1,608,000

Harrington Worldwide
Holdings Ltd.                    27,876                  871,286

Inter-Asia Investments
Ltd.                             58,800                1,641,500

Prime Force (Asia)
Limited                       1,055,724               29,379,214
                           --------------            -------------

TOTAL                         1,200,000               33,500,000

                            EXHIBIT "B"
                            -----------

                 TERMS OF ARC SERIES B PREFERRED STOCK
                 --------------------------------------

              CERTIFICATE OF DESIGNATIONS, PREFERENCES,
                  LIMITATIONS AND RELATIVE RIGHTS OF
               SERIES B 9% CONVERTIBLE PREFERRED STOCK

                                 OF

                  ANTARES RESOURCES CORPORATION


     ANTARES RESOURCES CORPORATION, a corporation organized and existing under the laws of the State of New York (the "Company" or "Corporation")

     DOES HEREBY CERTIFY THAT, pursuant to the authority contained in the Certificate of Incorporation, as amended, and in accordance with the laws of the State of New York, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized preferred stock, designated as "Series B 9% Convertible Preferred Stock" effective as of March 23, 1995:

RESOLVED THAT:

WHEREAS, pursuant to the Company's Certificate of Incorporation, as amended, the Board of Directors of the Company has the authority to divide and issue the Company's authorized preferred stock in series, to designate the same to distinguish it from the shares of all other series, to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the fullest extent permitted by said Certificate of Incorporation, as amended, and the laws of the State of New York, and hereby wishes to do so,

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended, the Board of Directors hereby creates a series of Preferred Stock of the Corporation to consist initially of 400,000 shares, and hereby fixes the designations, powers, conversion privileges, preferences and other special rights, and the qualifications, limitations or restrictions of the shares of such Series (in addition to the designations, powers, preferences and other special rights, and the qualifications, limitations or restrictions thereof set forth in the Certificate of Incorporation, as amended, which are applicable to the Preferred Stock of all series) as follows:

1.  Designation of Series and Number of Shares.
    -------------------------------------------

The designation of the series of Preferred Stock created by this Resolution shall be "Series B 9% Convertible Preferred Stock" (hereinafter in this Resolution referred to as "This Series"), and the number of shares that shall constitute This Series shall be 400,000, which number of shares may be decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors. Shares of This Series shall be issued and become outstanding as determined by the Board of Directors

2.  Effective Date.
    ---------------

The effective date of This Series shall be March 23, 1995.

3.  Dividends.
    ----------

The holders of This Series shall be entitled to receive a nine percent (9%) per annum cumulative dividend out of the assets of the Company which are legally available therefore from and after the effective date.

4.  Voting Powers.
    --------------

The designation, preferences and rights of This Series shall not be amended without the approval of a majority of the outstanding shares of This Series, voting separately as a class. Other than the foregoing, the holders of shares of This Series shall have no voting rights with regard to the affairs of the Corporation; provided, however, that the foregoing limitation on the voting rights of This Series shall not impair any contractual rights of any kind granted by the Corporation to the holders of This Series.

5.  Redemption.
    -----------

The shares of This Series shall not be subject to redemption.

6.  Conversion of This Series into Common Stock.
    --------------------------------------------

a. The shares of This Series shall be convertible, at the option of the respective owners of record thereof, at any time commencing thirteen months from the effective date of This Series or upon the effectiveness of the Company's proposed registration statement, whichever event occurs earlier, except that the Board of Directors may, in its sole discretion, by resolution, authorize conversion prior thereto, into fully paid and non-assessable shares of Common Stock of the Company in the ratio of one (1) share of Common Stock for each share of This Series in accordance with and subject to the following terms and conditions:

     (1) Such shares shall be convertible at the office of the Transfer Agent for the Corporation's Common Stock (or at such other place or places as may be designated by the Corporation with notice to the holders of record of This Series) into fully paid and non-assessable shares of Common Stock at the rate of one (1) share of Common Stock for each share of This Series, subject to adjustment as provided herein.

     (2) In order to convert shares of This Series into Common Stock, the holder thereof shall surrender the certificate or certificates for shares of This Series, duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank (or, in the case of a lost or destroyed certificate, proof of loss or destruction and indemnity as required by the Corporation), at the office of the Transfer Agent, and shall give written notice to the Corporation that he elects to convert the same and shall state therein the name or names in which he wishes the certificates or certificates for Common Stock to be issued. If the certificates for Common Stock are to be issued in a name or names other than that in which such shares of This Series was registered, the holder of the certificates being surrendered shall, with such written notice, pay to the Transfer Agent a sum to cover any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Transfer Agent that such tax has been paid or is not due and payable. The Transfer Agent will, as soon as practicable thereafter, deliver at such office to such holder, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, subject to any adjustment, as provided in Paragraph 8. Shares of This Series shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock on such date.

     (3) The conversion rate provided in clause (1) above shall be subject to adjustment as set forth in Paragraph 8. Upon each adjustment of the conversion rate, a written instrument signed by an officer of the Corporation setting forth the adjustment and accompanied by an opinion of an independent public accountant or accountants (who may be the independent public accountant or accountants then acting as auditor or auditors for the Corporation) setting forth the computation of the adjustment and a summary of the facts upon which it is based, together with a copy of the resolutions, if any, of the Board of Directors passed in connection therewith, shall forthwith be filed with the Transfer Agent for the shares of This Series and transmitted to the holders of This Series, and any adjustment so evidenced, made in good faith, shall be binding upon all stockholders and the Corporation.

     (4) All shares of This Series which shall have been converted into Common Stock as provided in this Paragraph 6 shall not be reissued as shares of This Series but shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series.

b. Fractional shares of Common Stock shall not be issued upon the conversion of This Series but shall be addressed by the Corporation through the rounding of such fraction upon to the nearest whole share of Common Stock.

7.  Liquidation or Dissolution.
    ---------------------------

In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts or liabilities of the Corporation, the holders of shares of This Series shall be preferred over all other holders of stock of the Company, to the amount of $2.50 per share. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning hereof.

8.  Adjustment of Conversion Rate.
    ------------------------------

The rate at which each share of This Series may be converted into Common Stock (hereinafter called the "conversion rate") shall be subject to the following adjustments:

a. While any such share of This Series shall be outstanding, in case this Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, the conversion rate in effect immediately prior to such subdivision, shall be proportionately increased, such increase to become effective immediately after the opening of business on the date following the day upon which such subdivision becomes effective.

b. Any dividend to holders of Common Stock in shares of Common Stock shall be considered a subdivision of the outstanding shares of Common Stock and an adjustment in the conversion rate shall be made in accordance with the provisions of Paragraph 8a, with respect to the subdivision of outstanding shares of Common Stock.

c. No adjustment of the conversion rate shall be made by reason of the issuance of Common Stock to non-shareholders of the Corporation in exchange for cash, property or services, provided that if the Corporation shall offer to the holders of the Corporation's Common Stock any rights to subscribe for any securities of the Corporation, then the holders of This Series shall be entitled to subscribe for the purchase of the same number of securities on identical terms as they would have been entitled had they held that number of shares of Common Stock into which the shares of This Series was convertible on such date.

d. In case the Corporation shall be reorganized or recapitalized or shall be consolidated with or merged into another corporation, or shall sell or transfer its property and assets as, or substantially as, an entirety, proper provisions shall be made as part of the terms of such reorganization, recapitalization, consolidation, merger, sale or transfer whereby the holder of any shares of This Series outstanding immediately prior to such event shall thereafter be entitled to such conversion rights with respect to securities of the corporation resulting from such reorganization, recapitalization, consolidation or merger, or to which such sale or transfer shall be made, as shall be substantially equivalent to the conversion rights provided for herein with respect to such shares of This Series.

9.  Other Rights.
    -------------

Except as provided by law, the shares of This Series shall not have any designation, preferences, or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein and in the Certificate of Incorporation, as amended, of the Corporation.


IN WITNESS WHEREOF, Antares Resources Corporation has caused this
Certificate to be signed by its duly authorized officers.


Dated:                             , 1996.


                              ANTARES RESOURCES CORPORATION


                              By:-------------------------------
                                 President or Vice President
ATTEST:


                              By:-------------------------------
                                 Secretary or Assistant Secretary

                            EXHIBIT "C"
                            -----------

                     FORM OF INVESTMENT LETTER
                     ---------------------------

                            INVESTMENT LETTER


September 30, 1996



Antares Resources Corporation
2345 Friendly Road
Fernandina Beach, FL 32034

Gentlemen:

The undersigned herewith deposits certificate(s) for shares of common stock of United Kina Brewing Group, Ltd., a Bermuda corporation, ("Kina"), as described below (endorsed, or having executed stock powers attached) in acceptance of and subject to the terms and conditions of that certain Agreement and Plan of Reorganization (the "Agreement"), between Kina and Antares Resources Corporation ("ARC" or
the "Company"), dated September   , 1996, receipt of which is hereby
acknowledged, in exchange for shares of Common Stock of ARC (the "Exchange Shares"). If any condition precedent to the Agreement is not satisfied within the relevant time parameters established in the Agreement (or any extension thereof), the certificate(s) are to be returned to the undersigned.

     The undersigned hereby represents, warrants, covenants and agrees with you that, in connection with the undersigned's acceptance of the Exchange Shares and as of the date of this letter:

     1. The undersigned is aware that his, her or its acceptance of the Exchange Shares is irrevocable, absent an extension of the Expiration Date of any material change to any of the terms and conditions of the Agreement.

     2. The undersigned warrants full authority to deposit all shares referred to above and that ARC will acquire a good and unencumbered title thereto.

     3. The undersigned has full power and authority to enter into this agreement and that this agreement constitutes a valid and legally binding obligation of the undersigned.

     4. By execution hereof, the undersigned hereby confirms that the ARC common stock to be received in exchange for Kina common stock (the "Securities"), will be acquired for investment for the undersigned's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the undersigned has no present intention of selling, granting any particiaption in, or otherwise distributing the same. By execution hereof, the undersigned further represents the undersigned does not have any contract, undertaking, agreement or arrangement with any third party, with respect to any of the Securities.

     5. The undersigned understands that the Securities are being issued pursuant to available exemption thereto and have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities laws. The undersigned understands that no registration statement has been filed with the United States Securities and Exchange Commission nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to a holder such as me by an impartial review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming. the undersigned understands that he/she/it cannot sell the Securities unless such sale is registered under the 1933 Act and applicable state securities laws or exemptions from such registration become available. In this connection the undersigned understands that the Company has advised the Transfer Agent for the Common Shares that the Securities are "restricted securities" under the 1933 Act and that they may not be transferred by the undersigned to any person without the prior consent of the Company, which consent of the Company will require an opinion of my counsel to the effect that, in the event the Securities are not registered under the 1933 Act, any transfer as may be proposed by the provisions of the 1933 Act. To this end, the undersigned acknowledges that a legend to the following effect will be placed upon the certificate representing the Securities and that the Transfer Agent has been advised of such facts:

THESE SECURITIES HAVE NOT BEEN REGISTERD UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED
PURSUANT TO THE PROVISIONS OF THE ACT OR IF AN EXEMPTION FROM
REGISTRATION THEREUNDER IS AVAILABLE, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

     The undersigned understands that the foregoing legend on the undersigned's certificate for the Common Shares limits their value, including their value as collateral.

     6. The undersigned represents that it is experienced in evaluation and investing in securities of companies and acknowledges that he/she/it is able to fend for itself, can bear the economic risk of this investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in Securities.

     In Witness Whereof, the undersigned has duly executed this Investment Letter as of the date indicated hereon.

Dated:               , 1996


Very truly yours,


----------------------
(signature)


----------------------
(print name in full)


----------------------
(street address)


----------------------
(city, state, zip)


----------------------
(social security number or
employer identification no.)---------------------------

Antares Resources Corporation
September   , 1996
Page 50